Exhibit 99.1

BlueLinx Announces First Quarter 2021 Results
Net Sales Exceed $1 billion, Highest Q1 Since 2006
Record Net Income of $62 million and Adjusted EBITDA of $107 million
More than $100 million decrease in Total Outstanding Bank Debt year over year

MARIETTA, GA, May 4, 2021 - BlueLinx Holdings Inc. (NYSE:BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months ended April 3, 2021.

First Quarter 2021 Results
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales increased $363 million, or 55%, to $1.0 billion
•Gross margin increased 350 basis points to 17.6%
•Net income of $62 million, an increase of $63 million
•Adjusted EBITDA of $107 million, improved by $87 million
•Excess availability and cash on hand increased to $238 million
•Term Loan fully repaid

“The BlueLinx team has continued to perform at a high level during a period of continued strength in residential construction and home renovation, leading to significant year-over-year growth in revenue and profitability,” said Mitch Lewis, President and CEO. “We generated more than $1 billion in revenue and $107 million in Adjusted EBITDA during the first quarter, providing the Company a strong platform to drive continued growth and efficiency across our business.”

“The ongoing supply-demand imbalances for many of our products contributed to further price escalations during the first quarter, a trend that is continuing in the second quarter,” stated Lewis. “We are a beneficiary of these price escalations which are a key near-term driver of improved margin realization and profitability while remaining focused on preemptive actions to help mitigate the impact of downside commodity price risk.”

“Our business transformation continued during the first quarter, supported by a significant increase in gross profit across both product categories,” stated Kelly Janzen, Chief Financial Officer. “Since the end of the first quarter 2020, we have reduced our total outstanding bank debt by over $100 million. Late in the quarter, we voluntarily repaid the approximately $16 million of remaining outstanding principal under our term loan, an action which further simplifies our capital structure and reduces cash interest expense. We ended the first quarter with excess availability of $238 million under our revolving credit facility, an increase of $141 million versus the prior-year period, and a net leverage ratio of 2.5x, inclusive of finance lease obligations.”

“Given the significant increase in net sales, accounts receivable grew by more than $125 million in the first quarter, when compared to the fourth quarter 2020,” continued Janzen. “As we look to the second half of the current year, we anticipate that the conversion of our accounts receivable will result in significant growth in cash flow.”

Financial Performance

The Company reported net sales of $1.0 billion in the first quarter, compared to $662 million in the prior year period, and gross profit of $180 million, compared to $93 million in the prior year period. First quarter net sales for specialty products, which includes products such as engineered wood, cedar, moulding, siding, metal products and insulation, accounted for $563 million of net sales in the period, up from $421 million in the prior year period. The $142 million improvement year over year was primarily a result of price escalations. The specialty gross margin was 19.3% which increased 290 basis points compared to the first quarter of 2020. Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, continued to benefit from wood-based commodity price inflation and were $462 million, an increase of $222 million compared to last year. The impact of wood-based commodity price inflation is estimated to approximate the full amount of the increase in net sales. Structural product gross margin increased by 540 basis points year over year to 15.5% for the first quarter.

The Company reported net income of $62 million in the first quarter, or $6.28 per diluted share, compared to a net loss of $0.8 million, or $(0.08) per diluted share, in the prior-year period. First quarter 2021 net income was reduced by approximately $5 million from non-recurring items, including a $6 million write-off of debt issuance costs, that was included in interest expense, associated with the term loan payoff, offset by a $1 million gain on sales of property, and first quarter 2020 net income was reduced by approximately $4 million of integration, real estate financing, and restructuring expenses. Excluding the impact of these non-recurring items, net income increased by $64 million, or $6.44 per diluted share, on a year-over-year basis.

Adjusted EBITDA, a non-GAAP measure, was $107 million in the first quarter, compared to $20 million in the prior-year period. Cash used in operating activities for the first quarter was $25 million, an improvement of $35 million when compared to the prior year period and was primarily a result of increased net income offset by an increase in accounts receivable of $125 million in the first quarter, due to increased net sales.

Business Update

The Company remains committed to its strategic priorities that include sales growth, margin expansion, strategic product emphasis and continuous improvements in operational efficiency.

•Sales growth and margin expansion. BlueLinx is committed to driving sustained sales growth and margin expansion through increased penetration of the national dealer, home center and local markets. The Company has continued to invest in resources and analytical tools to support its disciplined pricing strategies and has expanded sales support for these key customer segments.

•Value-added product line expansion. BlueLinx is focused on delivering specialized, higher-value products, in which two-step distribution plays a key role. The Company is committed to further building its relationships with marquee brands through its valued supplier partners, while investing in products with low disintermediation risk.

•Operational efficiencies. BlueLinx emphasizes continuous improvement in its operational processes. Productivity improvements through project initiatives and investments in fleet, facility optimization, and technologies remain a primary focus for the Company. Overall selling, general and administrative expense remained relatively consistent compared to the prior year period, increasing approximately $1 million due to higher variable incentive compensation and sales commissions of approximately $5 million. Offsetting the increase in variable compensation was a reduction in fixed overhead costs, primarily from reduced labor expense. Working capital management improvements continued during the first quarter, with Days Sales of Inventory of 39 days, an improvement of 19 days, when compared to the prior year period.

Market Outlook

While domestic new residential construction and home renovation markets remain robust, higher raw material costs and adverse weather conditions impacted construction activity during the first quarter, as key North American mills continue to have supply constraints.

•Single-family housing starts (SFHS), a key economic indicator with a high historical correlation to the Company’s business, remain relatively strong, although SFHS on a trailing twelve month basis as of March 2021 are still approximately 40% below the prior cyclical peak achieved in 2005.
•Total U.S. monthly supply of homes for sale increased from year-end levels but remain constrained, with housing inventory at the end of the first quarter at approximately 38% below the 20-year average.
•According to the National Association of Home Builders (NAHB), the April 2021 Builders’ Confidence Index increased slightly to 83 from 82 in March. Increases in materials costs and delivery times have impacted short-term builder sentiment.
•While existing home sales were down 10% due to limited housing inventory, remodeling expenditures continued to increase on a quarter-over-quarter basis. According to the NAHB, the Remodeling Market Index (RMI) increased 9% to 86 for the first quarter 2021 index as compared to 79 for fourth quarter 2020.

First Quarter 2021 Conference Call Details

BlueLinx will host a conference call on May 5, 2021, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Participants can access the live conference call via telephone at (877) 873-5864, using Conference ID # 7956909.

Investors will also be able to access an archived audio recording of the conference call for one week following the live call by dialing (404) 537-3406, Conference ID # 7956909.
Investors can also listen to the live audio of the conference call and view the accompanying slide presentation by visiting the BlueLinx website, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. After the conference call has concluded, an archived recording will be available on the BlueLinx website.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA
BlueLinx defines Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio
BlueLinx determines our net debt based on total short- and long-term debt, including our outstanding balances under the Company’s term loan and revolving credit facility and the total amount of obligations under its financing leases, less cash and cash equivalents.

After determining net debt, BlueLinx determines its overall net leverage ratio by dividing net debt by trailing twelve-month Adjusted EBITDA. Management believes that this ratio is useful to investors because it is an indicator of the Company’s ability to meet its future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors. Net debt and overall net leverage ratio are not presentations made in accordance with GAAP, and are not intended to present a superior measure of the Company’s financial condition from measures and ratios determined under GAAP. In addition, the Company’s net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx is able to provide a wide range of value added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

CONTACT

Noel Ryan
(720) 778-2415
BXC@val-adv.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about our strategic imperatives and priorities, and our focus thereon; our ability to capitalize on our geographic footprint to grow our national dealer and home center customer markets; our local entrepreneurial initiatives; our focus on reducing non-essential costs and our ability to, and the potential success of, investing in resources to support strategic sales growth; our market and business outlook, including the outlook for the residential housing construction markets, and trends in wood-based commodity prices; our efforts to manage commodity price volatility and the potential success thereof; and the COVID-19 pandemic and our response thereto, including statements about the potential trajectory of the pandemic and its potential effects.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; changes in the prices, supply, and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; increases in petroleum prices; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; our level of indebtedness and our ability to incur additional debt to fund future needs; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating our business; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; changes in our product mix; shareholder activism; potential acquisitions and the integration and completion of such acquisitions; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the possibility that we could be the subject of securities class action litigation due to stock price volatility; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
	(In thousands, except per share data)
Net sales	$1,025,469	$662,070
Cost of sales	845,077	568,861
Gross profit	180,392	93,209
Gross margin	17.6%	14.1%
Operating expenses:
Selling, general, and administrative	75,560	74,588
Depreciation and amortization	7,465	7,635
Amortization of deferred gains on real estate	(984)	(984)
Gains from sales of property	(1,287)	(525)
Other operating expenses	112	4,165
Total operating expenses	80,866	84,879
Operating income	99,526	8,330
Non-operating expenses (income):
Interest expense, net	16,234	14,380
Other income, net	(314)	(237)
Income (loss) before provision for (benefit from) income taxes	83,606	(5,813)
Provision for (benefit from) income taxes	21,746	(5,026)
Net income (loss)	$61,860	$(787)

Basic income (loss) per share	$6.53	$(0.08)
Diluted income (loss) per share	$6.28	$(0.08)

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 3, 2021	January 2, 2021
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$179	$82
Receivables, less allowances of $5,573 and $4,123, respectively	418,815	293,643
Inventories, net	376,423	342,108
Other current assets	33,029	32,581
Total current assets	828,446	668,414
Property and equipment, at cost	310,101	299,935
Accumulated depreciation	(125,769)	(121,223)
Property and equipment, net	184,332	178,712
Operating lease right-of-use assets	48,969	51,142
Goodwill	47,772	47,772
Intangible assets, net	17,067	18,889
Deferred tax assets	66,795	62,899
Other non-current assets	19,099	20,302
Total assets	$1,212,480	$1,048,130
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$218,975	$165,163
Accrued compensation	10,798	24,751
Taxes payable	33,646	7,847
Current maturities of long-term debt, net of debt issuance costs of $0 and $74, respectively	—	1,171
Finance lease liabilities - short-term	7,459	5,675
Operating lease liabilities - short-term	5,123	6,076
Real estate deferred gains - short-term	4,040	4,040
Other current liabilities	11,747	14,309
Total current liabilities	291,788	229,032
Non-current liabilities:
Long-term debt, net of debt issuance costs of $2,615 and $8,936, respectively	355,899	321,270
Finance lease liabilities - long-term	273,815	267,443
Operating lease liabilities - long-term	44,021	44,965
Real estate deferred gains - long-term	77,059	78,009
Pension benefit obligation	21,730	22,684
Other non-current liabilities	25,655	25,635
Total liabilities	1,089,967	989,038
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,468,042 and 9,462,774 outstanding on April 3, 2021 and January 2, 2021, respectively	95	95
Additional paid-in capital	268,006	266,695
Accumulated other comprehensive loss	(35,742)	(35,992)
Accumulated stockholders’ deficit	(109,846)	(171,706)
Total stockholders’ equity	122,513	59,092
Total liabilities and stockholders’ equity	$1,212,480	$1,048,130

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$61,860	$(787)
Adjustments to reconcile net income (loss) to cash used in operations:
Provision for (benefit from) income taxes	21,746	(5,026)
Depreciation and amortization	7,465	7,635
Amortization of debt issuance costs	603	956
Adjustments to debt issuance costs associated with term loan	5,791	—
Gains from sales of property	(1,287)	(525)
Amortization of deferred gains from real estate	(984)	(984)
Share-based compensation	1,410	1,004
Changes in operating assets and liabilities:
Accounts receivable	(125,172)	(55,068)
Inventories	(34,315)	(32,828)
Accounts payable	53,812	30,050
Prepaid and other current assets	(1,246)	(3,006)
Other assets and liabilities	(14,291)	(608)
Net cash used in operating activities	(24,608)	(59,187)

Cash flows from investing activities:
Proceeds from sale of assets	1,810	44
Property and equipment investments	(1,122)	(1,245)
Net cash provided by (used in) investing activities	688	(1,201)

Cash flows from financing activities:
Borrowings on revolving credit facilities	262,210	204,196
Repayments on revolving credit facilities	(191,943)	(149,079)
Repayments on term loan	(43,204)	(69,238)
Proceeds from real estate financing transactions	—	78,329
Debt financing costs	(861)	(336)
Repurchase of shares to satisfy employee tax withholdings	(56)	(7)
Principal payments on finance lease liabilities	(2,129)	(2,562)
Net cash provided by financing activities	24,017	61,303

Net change in cash	97	915
Cash at beginning of period	82	11,643
Cash at end of period	$179	$12,558

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended
	April 3, 2021	March 28, 2020
	(In thousands)
Net income (loss)	$61,860	$(787)
Adjustments:
Depreciation and amortization	7,465	7,635
Interest expense, net	10,443	14,380
Term loan debt issuance costs(1)	5,791	—
Provision for (benefit from) income taxes	21,746	(5,026)
Share-based compensation expense	1,410	1,004
Amortization of deferred gains on real estate	(984)	(984)
Gain from sales of property(1)	(1,287)	(525)
Real estate financing costs(1)	—	1,793
Merger and acquisition costs(1)(2)	—	1,070
Restructuring and other(1)(3)	113	1,309
Adjusted EBITDA	$106,557	$19,869

(1) Reflects non-recurring items of approximately $5 million in non-beneficial items to the current quarter and approximately $4 million in non-beneficial items to the same quarterly period of the prior year.

(2) Reflects primarily legal, professional, technology and other integration costs related to the Cedar Creek acquisition.

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following schedule presents Net Debt and the Net Leverage Ratio for the Trailing Twelve Months:

	Three Months Ended
	April 3, 2021	March 28, 2020
	(In thousands)
Current maturities of long term debt, gross of debt issuance costs	$—	$2,250
Finance lease liabilities - short term	7,459	5,924
Long term debt, gross of debt issuance costs	358,514	456,798
Finance lease liabilities - long term(1)	273,815	269,192
Total long-term debt	639,788	734,164
Less: available cash	179	12,558
Net Debt	639,609	721,606
Trailing twelve month Adjusted EBITDA	$257,088	$74,698
Net Leverage Ratio	2.5x	9.7x

(1) Finance lease liabilities - long term include the combination of finance lease liabilities - long term and real-estate financing obligations in those periods when real estate financing obligations were presented.